Exhibit 15.2

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550    DENVER, COLORADO 80293    TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context that they appear, and to the use of our report effective December 31, 2018 in the Sundance Energy Australia Limited Annual Report on Form 20 F for the year ended December 31, 2018. We also consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our exhibit letter dated February 21, 2019; into Sundance Energy Australia Limited’s previously filed Registration Statements on Form S 8 (No. 333-204490) and Form F 3 (No. 333-216220 and No. 333-224583).

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

April 30, 2019